SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT



                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported) January 26, 1996



                   ONE VALLEY BANCORP OF WEST VIRGINIA, INC.
            (Exact name of registrant as specified in its charter)


         West Virginia             0-10042                    55-0609408
 (State or other jurisdiction    (Commission               (I.R.S. Employer
      of incorporation)          File Number)             Identification No.)


              One Valley Square, Charleston, West Virginia  25326
                   (Address of principal executive offices)
                                  (Zip Code)


                                (304) 348-7000
             (Registrant's telephone number, including area code)


                                Not applicable                 _
     (Former name, address, and fiscal year, if changed since last report)

                  One Valley Bancorp of West Virginia, Inc.

Item 5.   Other Events

On January 26, 1996, One Valley Bancorp of West Virginia, Inc. and CSB Financial Corporation, headquartered in Lynchburg, Virginia, entered into a definitive agreement providing for One Valley to acquire the federally chartered savings banking company.

CSB Financial is the first acquisition of an out-of-state firm for One Valley, the largest bank holding company based in West Virginia with $3.8 billion in total assets and currently operating eleven affiliate banks with 79 locations in West Virginia.

Under terms of the agreement, One Valley will exchange 0.6774 shares of One Valley's common stock for each share of CSB Financial's common stock outstanding. The merger, which is based on a fixed exchange ratio, will be accounted for as a purchase. The transaction is valued at approximately $57.5 million dollars, or $21.76 per share of CSB Financial common stock, based on a market price of $32.13 per share for One Valley common stock.

The transaction which is expected to be completed early in the third quarter of 1996, and among other things, is subject to approval by regulatory authorities and stockholders of CSB Financial as well as the satisfactory completion of due diligence within approximately 30 to 60 days after the date of the agreement. One Valley intends to purchase, in the open market, up to 1.8 million shares that will be used for the consummation of this transaction.

CSB Financial had $329 million dollars in total assets, $253 million in deposits and $157 million in loans at year-end 1995 and operates ten full-service branches throughout central Virginia. The fifth largest bank in the Lynchburg, Virginia, market, CSB Financial also has locations in Amherst and Bedford counties, as well as Danville, Virginia, adjacent to the North Carolina border.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

Exhibit (2) - Agreement and Plan of Merger, by and between One Valley Bancorp of West Virginia, Inc., and CSB Financial Corporation, dated as of January 26, 1996.



                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     One Valley Bancorp of West Virginia, Inc.

DATE   February 2, 1996

                                     BY  /S/ Laurance G. Jones
                                         Laurance G. Jones
                                         Executive Vice President &
                                         Chief Financial Officer